Exhibit 10.14

ATLAS RESOURCE PARTNERS, L.P.

2012 LONG-TERM INCENTIVE PLAN

PHANTOM UNIT GRANT AGREEMENT

THIS AGREEMENT, made as of this      day of                                     , 2012 (the “Date of Grant”) by and between                                 , (the “Grantee”) and ATLAS RESOURCE PARTNERS, L.P. (together with its successors and assigns hereinafter referred to as the “Partnership”).

WHEREAS, the Partnership’s 2012 Long-Term Incentive Plan (the “Plan”) provides for the grant of phantom units in accordance with the terms and conditions of the Plan; and

WHEREAS, the Committee has determined that it would be in the best interest of the Partnership to grant the phantom units described herein on the terms and conditions hereinafter set forth; and

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Plan.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

1.       Grant of Phantom Units.

Subject to the terms and conditions set forth in this Agreement and the Plan, the Partnership hereby grants the Grantee                      phantom units, subject to the restrictions set forth below and in the Plan (the “Phantom Units”).

2.       Phantom Unit Account.

Phantom Units represent hypothetical common units of the Partnership (“Units”), and not actual Units. The Partnership shall establish and maintain a Phantom Unit account, as a bookkeeping account on its records, for the Grantee and shall record in such account the number of Phantom Units granted to the Grantee. No Units shall be issued to the Grantee at the time the grant is made, and the Grantee shall not be, nor have any of the rights or privileges of, a unitholder of the Partnership with respect to any Phantom Units recorded in the account. The Grantee shall not have any interest in any fund or specific assets of the Partnership by reason of this grant or the Phantom Unit account established for the Grantee.

3.       Vesting.

The Phantom Units shall be subject to forfeiture until the Phantom Units vest. The Phantom Units shall become vested according to the following schedule, if the Grantee continues to be employed by, or provide service to Atlas Resource Partners GP, LLC, the Partnership or one of their Affiliates (collectively, “Atlas”) on the applicable vesting date:

Vesting Date	Vested Phantom units

[First anniversary of the Date of Grant	___	%
Second anniversary of the Date of Grant	___	%
Third anniversary of the Date of Grant	___	%
Fourth anniversary of the Date of Grant	___	%]

The vesting of the Phantom Units shall be cumulative, but shall not exceed 100% of the Phantom Units.

4.     Termination of Phantom Units.

(a)       Except as provided below, upon the Grantee’s termination of employment with Atlas (“Termination of Employment”) or termination of service (“Termination of Service”) to Atlas for any reason before all of the Phantom Units vest, any unvested Phantom Units shall automatically terminate and shall be forfeited as of the date of the Grantee’s Termination of Employment. No issuance of Units shall be made with respect to any unvested Phantom Units that terminate as described in this Section 4.

(b)       Upon the Grantee’s Termination of Employment or Termination of Service by reason of death, any unvested Phantom units shall immediately vest.

(c)       Upon the Grantee’s Termination of Employment or Termination of Service by reason of Disability, the unvested Phantom units shall immediately vest.

5.       Payment of Phantom Units.

(a)       If and when the Phantom Units vest, the Partnership shall issue to the Grantee one Unit for each vested Phantom Unit, subject to the Grantee’s payment of withholding taxes, to the extent required, as described below. Issuance of Units shall be made within 30 days after the vesting date, subject to the Grantee’s payment of withholding taxes, to the extent required, as described below.

(b)       All distributions under this Agreement may be subject to applicable federal (including FICA), state and local tax withholding, in accordance with Section 8(b) of the Plan. Unless the Committee determines otherwise, the Grantee or other person entitled to payment under this Agreement shall be required to pay to Atlas the amount of any taxes that Atlas is required to withhold with respect to the Phantom Units. Atlas may also deduct from any compensation or other amounts owing to the Grantee, including by payroll deduction or withholding of Units, the amount of any applicable taxes with respect to the Phantom Units. If the Committee determines that Units may be used to satisfy tax withholding, such Units shall be valued based on their Fair Market Value at the time the tax withholding is required to be made; provided, however, that not more than the legally required minimum tax withholding amount may be settled by Unit withholding. If Atlas fails to pay any required tax withholding amount in the manner specified by Atlas or its agent when the Phantom Units become taxable, after receiving written notice from Atlas or its agent, Atlas is authorized to cancel such Phantom Units, in which case the Phantom Units shall be forfeited and shall not be paid to the Grantee.

(c)      The obligation of the Partnership to deliver Units shall also be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Units upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issue of Units, the Units may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The issuance of Units to Grantee pursuant to this Agreement is subject to any applicable taxes and other laws or regulations of the United States or of any state having jurisdiction thereof.

6.      Distribution Equivalent Rights with respect to Phantom Units.

Until such time as the Phantom Units are paid or forfeited, if a distribution is paid by the Partnership on its Units, the Partnership shall pay to the Grantee, in cash, the amount of the corresponding Distribution Equivalent attributable to the Grantee’s then outstanding Phantom Units. The Distribution Equivalent shall be paid to the Grantee on the date on which the distribution is paid by the Partnership on Units.

7.      Change in Control.

The provisions of the Plan applicable to a Change in Control shall apply to the Phantom Units, and, in the event of a Change in Control, the Committee may take such actions as it deems appropriate pursuant to the Plan.

8.      Grant Subject to Plan Provisions.

This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and payment of the Phantom Units are subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) the registration, qualification or listing of the Units, (ii) changes in capitalization of the Partnership and (iii) other requirements of applicable law. The Committee shall have the authority to interpret and construe the Phantom Units pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

9.      Restrictive Covenants.

If Grantee is subject to an existing or future employment or services agreement with Atlas (an “Agreement”) which addresses the subject matter of Section 9, then such Agreement shall supersede this Section 9. If Grantee is not subject to an Agreement, then as a condition of this grant, the Grantee agrees as follows:

(a)      The Grantee agrees, at all times, to hold in strict confidence all Confidential Information (as defined below) and never, during the course of the Grantee’s employment with Atlas or thereafter, to make any use of such information except as (and then, only to the extent) required to perform the Grantee’s duties. The restrictions of this paragraph (a) shall not apply to information or data that the Grantee can establish is or has become known to the public generally through no fault of the Grantee or has come into the Grantee’s possession lawfully and not through the Grantee’s employment or service as the case may be.

(i)      For purposes of this Agreement, “Confidential Information” means all commercially sensitive information and data, in whatever format, originated by, or on behalf of, or within the knowledge or possession of, Atlas, or any independent contractor performing services on behalf of Atlas. Without limiting the foregoing, Confidential Information includes, but is not limited to, information that has been designated as proprietary or confidential; information constituting trade secrets; information that, by the nature of the surrounding circumstances, should be treated as proprietary or confidential; and information or data conceived, discovered or developed in whole or in part by the Grantee while employed by or providing services to Atlas.

(ii)      The Grantee acknowledges that the Grantee’s relationship with Atlas is one of confidence and trust such that the Grantee has in the past been, and may in the future be, privy to Confidential Information of Atlas.

(b)      The Grantee agrees that during the Grantee’s employment or provision of services with Atlas and for a period of 12 months following termination of the Grantee’s employment with or provision of services to Atlas, regardless of the reason for such termination:

(i)      The Grantee will not, directly or indirectly, solicit, or attempt to solicit, for employment, with the Grantee or with any other person or entity, any employee, consultant, and/or other independent contractor of Atlas, nor will the Grantee, directly or indirectly, solicit or induce, or attempt to solicit or induce, any such individual to leave his or her employment with Atlas or to terminate his or her agreement to provide services to Atlas.

(ii)     The Grantee will not, directly or indirectly, solicit, or attempt to solicit, any lease or other interest in oil and gas or real property benefitting oil and gas operations for the Grantee, or for any other person or entity, from any lessor and/or transferor of oil and gas rights (or holder of any right of way) or prospective lessor and/or transferor of such rights of Atlas with which/whom the Grantee had contact within the 12 months prior to the termination of the Grantee’s employment with Atlas or concerning which the Grantee had access to Confidential Information, during and by virtue of the Grantee’s employment or service with Atlas.

(c)      The Grantee acknowledges and agrees that the restrictions contained in this Section 9 are reasonable and necessary to protect the legitimate business interests of Atlas and that the Partnership would not have entered into this Agreement in the absence of such restrictions.

(d)      The Grantee acknowledges and agrees that any breach by the Grantee of any of the covenants or agreements contained in this Section 9 will result in irreparable injury to Atlas, for which Atlas may be entitled to any remedy at law or equity, including specific performance of the Grantee’s obligations under this Section 9, as well as injunctive relief without the posting of any bond, such as may be granted by a court with competent jurisdiction.

(e)      In addition to the foregoing remedies, the Grantee agrees that in the event the Grantee breaches any of the covenants or agreements contained in this Section 9:

(i)      The Committee may determine that the Grantee’s unvested Phantom Units shall be cancelled and forfeited without payment by the Partnership, and

(ii)     The Committee may require that the Grantee return to the Partnership any vested Units paid to the Grantee (or the Fair Market Value of such Units) pursuant to this Agreement at such date and on such terms and conditions as the Committee deems appropriate. Atlas shall exercise the right of recoupment provided in this Section 9(e)(ii) within two years after the Grantee’s breach of any of the covenants or agreements contained in this Section 9, and the Partnership shall be entitled to set off against the amount of any such gain any amounts owed to the Participant by Atlas.

(f)      If any provision of this Section 9 or the application hereof is determined by any court with competent jurisdiction to be invalid or unenforceable, the other portions of this Section 9 or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions to the fullest extent possible. If any court of competent jurisdiction determines that any provision of this Section 9 is unenforceable, then the Grantee agrees to the reformation of any such covenant or agreement by the court to limits that the courts finds to be enforceable.

(g)      The provisions of this Section 9 shall survive the termination of this Agreement and termination of the Grantee’s employment with or the provision of services to Atlas, as the case may be.

10.      Adjustment of and Changes in Units of the Partnership.

In the event that any transaction or event affects the Units such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the Committee or the Board shall make such adjustment to this grant of Phantom Units as is provided for in Section 4(a) of the Plan.

11.       No Employment or Other Rights.

The grant shall not confer upon the Grantee any right to be retained by or in the employ or service of Atlas and shall not interfere in any way with the right of Atlas to terminate the Grantee’s employment or service at any time. The right of Atlas to terminate at will the Grantee’s employment or service pursuant to or in the absence of a contract at any time for any reason is specifically reserved.

12.       No Unitholder Rights.

Neither the Grantee, nor any person entitled to receive payment in the event of the Grantee’s death, shall have any of the rights and privileges of a Unitholder the Units have vested and have been issued to Grantee.

13.      Assignment and Transfers.

Except as the Committee may otherwise permit pursuant to the Plan, the rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Phantom Units or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Partnership may terminate the Phantom Units by notice to the Grantee, and the Phantom Units and all rights hereunder shall thereupon become null and void. The rights and protections of Atlas hereunder shall extend to any successors or assigns of Atlas. This Agreement may be assigned to a third party by the Atlas without the Grantee’s consent.

14.      Applicable Policies.

The grant made pursuant to this Agreement shall be subject to any applicable clawback and other policies established by the Board from time to time.

15.      Applicable Law.

The validity, construction, interpretation and effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof, except that Section 9 shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws provisions thereof.

16.       Section 409A.

This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or an exemption, and payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. To the maximum extent permitted under Section 409A of the Code, the benefits provided under this Agreement are intended to be subject to a “substantial risk of forfeiture” under Section 409A of the Code, and will be paid within the “short term deferral period” following the lapse of the applicable forfeiture conditions. In no event may the Grantee, directly or indirectly, designate the calendar year of a payment. Notwithstanding anything in this Agreement to the contrary, if required by Section 409A of the Code, if the Grantee is considered a “specified employee” for purposes of Section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service pursuant to Section 409A of the Code, payment of such amounts shall be delayed as required by Section 409A of the Code, and the accumulated amounts shall be paid in a lump sum payment within ten days after the end of the six-month postponement period. If the Grantee dies during the six-month postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A of the Code shall be paid to the personal representative of the Grantee’s estate within 60 days after the date of the Grantee’s death.

17.      Amendment.

This Agreement may be amended by the Board or the Committee at any time, subject to the provisions of Section 7(b) of the Plan. Notwithstanding anything herein to the contrary, to the extent that Grantee is subject to an Agreement which is inconsistent herewith, such Agreement shall prevail as long as it does not violate the Plan.

18.      Notice.

Any notice to the Partnership provided for in this Agreement shall be addressed to the Partnership in care of its Chief Legal Officer at its executive offices at 1845 Walnut Street, 10th Floor, Philadelphia, Pennsylvania 19103 or at such other address as to which the Partnership shall have notified Grantee in writing, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of Atlas, or to such other address as the Grantee may designate to Atlas. Any notice shall be delivered by hand or by a recognized courier service such as FedEx or UPS, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

[SIGNATURES CONTAINED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Phantom Unit Grant Agreement has been duly executed as of the Date of Grant.

ATLAS RESOURCE PARTNERS, L.P. By: Atlas Resource Partners GP, LLC, its general partner

By:
Lisa Washington, Chief Legal Officer

I hereby accept the award of Phantom Units described in this Agreement, and I agree to be bound by the terms of the Plan and this Agreement. I hereby agree that all of the decisions and determinations of the Committee or Board with respect to the Phantom Units shall be final and binding.

Date	, Grantee